Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectuses of Sirius Satellite Radio Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 29, 2008, with respect to the consolidated financial statements and schedule of Sirius Satellite Radio Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Sirius Satellite Radio Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

                /s/ Ernst & Young LLP

New York, New York
July 21, 2008